Annex B

                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT (this "Option Agreement"), dated as of April 25, 2001, is by and between Tekinsight.com, Inc. ("Newco Parent"), a Delaware corporation, as issuer, and DynCorp ("Company Parent"), a Delaware corporation, as grantee.

                                   WITNESSETH

         WHEREAS, the respective Boards of Directors of Newco Parent, Company Parent, DynCorp Management Resources Inc., a wholly-owned subsidiary of Company Parent (the "Company"), and Newport Acquisition Corp., a wholly-owned subsidiary of Newco Parent ("Newco"), have approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") and have adopted a related Agreement and Plan of Merger dated as of the date hereof (together with the Reorganization Agreement, the "Merger Agreements"), providing for certain transactions pursuant to which the Company would be merged with and into Newco; and

         WHEREAS, as a condition to and as consideration for Company Parent's entry into the Merger Agreements and to induce such entry, Newco Parent has agreed to grant to Company Parent the option set forth herein to purchase authorized but unissued shares of common stock, par value $0.0001 per share, of Newco Parent ("Newco Parent Common Stock");

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1.       Definitions.

         Capitalized terms defined in the Merger Agreements and used herein shall have the same meanings as set forth in the Merger Agreements.

2.       Grant of Option.

         Subject to the terms and conditions set forth herein, Newco Parent hereby grants to Company Parent an option ("Option") to purchase up to 3,753,807 shares of Newco Parent Common Stock, at a price of $1.94 per share, payable in cash as provided in Section 4 hereof; provided, however, that in the event Newco Parent issues or agrees to issue prior to the Option Termination Date (as hereinafter defined) any shares of Newco Parent Common Stock (other than as permitted under the Merger Agreements, pursuant to obligations outstanding on the date hereof or pursuant to the exercise of options granted under the Newco Parent 1992 Employee Stock Option Plan or 1997 Non-employee Directors Plan) at a price less than $1.94 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price; provided, however, that in no event shall the number of shares of Newco Parent Common Stock for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Newco Parent Common Stock on the date hereof without giving effect to any shares subject to or issued pursuant to the Option.

3.       Exercise of Option.

         (a) Company Parent may exercise the Option, in whole or part, at any time or from time to time prior to the Option Termination Date (as hereinafter defined) (x) following the occurrence of a Purchase Event (as defined below) and while such Purchase Event shall be continuing or (y) following a Final Purchase Event (as hereinafter defined); provided that, to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreements in accordance with the provisions thereof (other than a termination resulting from a breach by Newco Parent of any material provision in a Merger Agreement following receipt of a bona fide proposal to Newco Parent, Newco or any other Subsidiary of Newco Parent to acquire Newco Parent, Newco or any other Subsidiary of Newco Parent by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or, following the occurrence of a Purchase Event, failure of Newco Parent's shareholders to approve the transactions and other actions to be approved by them under the Merger Agreements by the vote required under applicable law or under Newco Parent's Certificate of Incorporation), or (iii) six (6) months after termination of the Merger Agreements due to a breach by Newco Parent of any material provision in a Merger Agreement following receipt of a bona fide proposal to Newco Parent, Newco or any other Subsidiary of Newco Parent to acquire Newco Parent, Newco or any other Subsidiary of Newco Parent by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or, following the occurrence of a Purchase Event, failure of Newco Parent's shareholders to approve the transactions and other actions to be approved by them under the Merger Agreements by the vote required under applicable law or under Newco Parent's Certificate of Incorporation (with any date upon which any event referred to in any of subprovisions (i), (ii) or (iii) shall have occurred being referred to as an Option Termination Date); and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

         (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) Newco Parent, Newco or any other Subsidiary of Newco Parent, without having received Company Parent's prior written consent, shall have entered into an agreement with any person (other than Company Parent or the Company) to (w) merge or consolidate, or enter into any similar transaction, with Newco Parent, Newco or any other Subsidiary of Newco Parent, (x) purchase, lease or otherwise acquire all or substantially all of the assets of Newco Parent, Newco or any other Subsidiary of Newco Parent, (y) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Newco Parent, Newco or any other Subsidiary of Newco Parent or
(z) enter into any substantially similar transaction;

                  (ii) any person (other than Company Parent or the Company) shall have acquired beneficial ownership or the right to acquire beneficial ownership of outstanding shares of Newco Parent representing 10% or more of the voting power of Newco Parent after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

                  (iii) any person (other than Company Parent or the Company) shall have made a bona fide proposal to Newco Parent by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire Newco Parent, Newco or any other Subsidiary of Newco Parent by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, (y) purchase or otherwise acquire securities representing 10% or more of the voting power of Newco Parent, Newco or any other Subsidiary of Newco Parent or (z) enter into any substantially similar transaction, and following such bona fide proposal (1) the shareholders of Newco Parent vote not to approve the transactions and other actions to be approved by them under the Merger Agreements, (2) such meeting shall not have been held or shall have been cancelled prior to the termination of the Merger Agreements or (3) the Board of Directors of the Company shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner materially adverse to Company Parent, its recommendation that the stockholders of Newco Parent approve such transactions and actions; or

                  (iv) Newco Parent or Newco shall have breached any material provision contained in a Merger Agreement following receipt of a bona fide proposal to Newco Parent, Newco or any other Subsidiary of Newco Parent to (x) acquire Newco Parent, Newco or any other Subsidiary of Newco Parent by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, (y) purchase or otherwise acquire securities representing 10% or more of the voting power of Newco Parent, Newco or any other Subsidiary of Newco Parent or (z) enter into any substantially similar transaction, which breach would entitle Company Parent to terminate the Merger Agreements (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

If more than one of the transactions giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned or such action is reversed, as applicable. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         (c) The term Final Purchase Event shall mean either of the following events or transactions occurring after the date hereof:

                  (i) The acquisition by any person of beneficial ownership of securities representing 25% or more of the voting power of Newco Parent, Newco or any other Subsidiary of Newco Parent; or

                  (ii) The occurrence of the Purchase Event described in clause
(i) of subsection (b) of this Section 3 (with the voting power percentage referenced in subprovision (y) thereof to equal 25%).

         (d) In the event Company Parent wishes to exercise the Option, it shall send to Newco Parent a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than five business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that, if prior notification to or approval of any governmental authority is required in connection with such purchase, Company Parent shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

4.       Payment and Delivery of Certificates.

         (a) At the closing referred to in Section 3 hereof, Company Parent shall pay to Newco Parent the aggregate purchase price for the shares of Newco Parent Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Newco Parent.

         (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a), Newco Parent shall deliver to Company Parent a certificate or certificates representing the number of shares of Newco Parent Common Stock purchased by Company Parent, and Company Parent shall deliver to Newco Parent a letter agreeing that Company Parent will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement, and which letter shall include such other provisions as counsel to Newco Parent deems necessary to comply with applicable law (including but not limited to State and Federal securities laws).

         (c) Certificates for Newco Parent Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFERRED OR SOLD ONLY IF SO

         REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF APRIL 25, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF TEKINSIGHT.COM, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Newco Parent Common Stock shares have been registered pursuant to the Securities Act, such shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Company Parent has delivered to Newco Parent a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Newco Parent and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the shares acquired evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

5.       Representations.

         (a) Company Parent hereby represents, warrants and covenants to Newco Parent as follows: shares or other securities acquired by Company Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         (b) Newco Parent hereby represents, warrants and covenants to Company Parent as follows:

                  (i) Newco Parent shall at all times maintain sufficient authorized but unissued shares of Newco Parent Common Stock so that the Option may be exercised without authorization of additional shares of Newco Parent Common Stock.

                  (ii) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6.       Adjustment Upon Changes in Capitalization.

         In the event of any change in Newco Parent Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Newco Parent Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Newco Parent Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Newco Parent Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize or permit Newco Parent to breach any provision of the Merger Agreements or the rules and regulations of the Nasdaq Stock Market, Inc. for issuers whose securities are included for trading thereon.

7.       Repurchase.

         (a) At the request of Company Parent made in accordance with this
Section 7 at any time commencing immediately following the occurrence of a Repurchase Event (as defined below) and ending on the six (6) month anniversary thereof ("Repurchase Period"), Newco Parent shall repurchase the Option from Company Parent together with any shares of Newco Parent Common Stock purchased by Company Parent pursuant (the "Repurchase Right") thereto, at a price equal to the sum of (which sum shall be referred to as the "Option Repurchase Price"):

                  (i) The exercise price paid by Company Parent for any shares of Newco Parent Common Stock acquired pursuant to the Option (the "Option Shares");

                  (ii) The difference between the "market/tender offer" price for shares of Newco Parent Common Stock (defined as the highest of (a)(x) the highest price per share paid in any transaction referred to as a Final Purchase Event in clause (ii) of subsection (c) of Section 3, (y) the highest price per share paid in a tender or exchange offer that resulted in a Final Purchase Event as referred to in clause (i) of subsection (c) of Section 3, or (z) the highest reported closing price for shares of Newco Parent Common Stock within that portion of the Repurchase Period preceding the date Company Parent gives notice of the required repurchase under this Section 7, and (b) the exercise price as determined pursuant to Section 2 hereof, multiplied by the number of shares of Newco Parent Common Stock with respect to which the Option has not been exercised, but only if the market/tender offer price is greater than such exercise price; and

                  (iii) The difference between the market/tender offer price (as defined in Section 7(a)(ii) hereof) and the exercise price paid by Company Parent for any Option Shares purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the market/tender offer price is greater than such exercise price; and

                  (iv) Company Parent's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Reorganization Agreement, including, without limitation, legal, accounting, financial advisory and investment banking fees; provided that these expenses shall not be paid under the terms of this

Section 7(a)(iv) to the extent that they are reimbursed to Company Parent under the terms of Section 6.2 of the Reorganization Agreement.

         (b) Company Parent shall exercise its Repurchase Right by delivering to Newco Parent written notice (a "Repurchase Notice") stating that Company Parent elects to require Newco Parent to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "Repurchase Closing") shall take place at the place, time and date specified in the Repurchase Notice, which date shall not be less than seven days nor more than fifteen days from the date on which the Repurchase Note is delivered. At the Repurchase Closing, (i) Newco Parent shall pay to Company Parent the Option Repurchase Price for the portion of the Option and/or the Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Company Parent at least 24 hours prior to the Repurchase Closing, and (ii) if the Option is repurchased only in part, Newco Parent and Company Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares or Option for which the Option is not being repurchased.

         (c) To the extent that Newco Parent is prohibited under applicable Law from repurchasing the portion of the Option or Option Shares designated in such Repurchase Notice, Newco Parent shall immediately so notify Company Parent and thereafter deliver, from time to time, to Company Parent the portion of the Option Repurchase Price that it is no longer prohibited from delivering, within seven days after the date on which Newco Parent is no longer so prohibited; provided, however, that if Newco Parent at any time after delivery of a Repurchase Notice is prohibited under applicable Law from delivering to Company Parent the full amount of the Option Repurchase Price for the Option or Option Shares to be repurchased, respectively, Company Parent may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected as if such Repurchase Right were not exercised. Newco Parent shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices to permit Company Parent to exercise its Repurchase Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on Newco Parent's repurchase of the Option or the Option Shares.

         (d) As used herein, a "Repurchase Event" shall mean any of the transactions described in clauses (i) or (ii) of Section 3(c) herein except, for this purpose, the percentages therein shall be 51% and, for purposes of clause
(ii) of Section 3(c), the payment required by this Section 7 shall be due and payable only upon consummation of the events described in clause (ii) of Section 3(c) of this Agreement.

8.       Registration Rights.

         (a) If requested by Company Parent at any time and from time to time, subject to the terms of this Section 8(a), within two years after receipt by Company Parent of Option Shares (the "Registration Period"), Newco Parent shall use its reasonable best efforts, as promptly as practicable, to effect the registration under the Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares in accordance with the method of sale or other disposition reasonably contemplated by Company Parent, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and to obtain all consents or waivers of other parties that are required therefor. Company Parent shall provide all information reasonably requested by Newco Parent for inclusion in any registration statement to be filed hereunder. Except with respect to such a "shelf" registration, Newco Parent shall keep such Demand Registration effective for a period of not less than 180 days, unless, in the written opinion of counsel to Newco Parent, which opinion shall be delivered to Company Parent and which shall be reasonably satisfactory in form and substance to Company Parent and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares in the manner reasonably contemplated by Company Parent. Newco Parent shall only have the obligation to effect two Demand Registrations pursuant to this Section; provided, however, that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. Newco Parent shall be entitled to postpone for up to 180 days from receipt of Company Parent's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of Newco Parent determines in its good faith reasonable judgment that such registration would materially interfere with any material event involving Newco Parent or require premature disclosure of any material non-public information, the disclosure of which would materially and adversely affect Newco Parent; provided, however, that Newco Parent shall not have postponed any Demand Registration pursuant to this sentence during the nine month period immediately preceding the date of delivery of Company Parent's request for a Demand Registration.

         (b) In connection with any Demand Registration pursuant to this Section 8 that is an underwritten public offering, (i) Newco Parent and Company Parent shall provide each other and any other underwriter of the offering with customary representations, warrants, covenants, indemnification and contribution obligations in connection with such Demand Registration, (ii) Newco Parent shall use reasonable best efforts to cause any Option Shares included in such Demand Registration to be approved for listing on any trading system upon which Newco Parent securities are then listed, subject to official notice of issuance, which notice shall be given by Newco Parent upon issuance, and (iii) Newco Parent shall provide all information reasonably requested by Newco Parent that is required for inclusion in any registration statement covering the Option Shares. Company Parent will provide all information reasonably requested by Newco Parent for inclusion in any registration statement to be filed hereunder. The costs and expenses incurred by Newco Parent and Company Parent in connection with all registrations pursuant to this Section 8 (including any fees related to qualifications under Blue Sky Laws and SEC filing fees) (the "Registration Expenses") shall be borne by Newco Parent, excluding legal fees of Company Parent's counsel and underwriting discounts or commissions with respect to Option Shares to be sold by Company Parent.

9.       Severability.

         If any term, provision, covenant or restriction contained in this Option Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court determines that the Option will not permit the holder to acquire or Newco Parent to repurchase pursuant to Section 7 hereof the full number of shares of Newco Parent Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Newco Parent to allow the holder to acquire or to require Newco Parent to repurchase up to the maximum number of shares as may be permissible from time to time, without any amendment or modification hereof.

10.      Miscellaneous.

         (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

         (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that, in the event a Purchase Event shall have occurred and be continuing, Company Parent may assign, in whole or in part, its rights and obligations hereunder.

         (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 7.4 of the Reorganization Agreement.

         (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

         (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                               TEKINSIGHT.COM, INC.



                               By: /s/Steven J. Ross
                               --------------------------
                               Name: Steven J. Ross
                               Title:Chief Executive Officer


                               DYNCORP



                               By: /s/David L. Reichardt
                               ---------------------------
                               Name: David L. Reichardt
                               Title:Senior Vice President